Exhibit 99.1

Company Contact Martin McGlynn Chief Executive Officer (650) 475-3100	Investor Relations Brandi Floberg or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 bfloberg@lhai.com

For Immediate Release

STEMCELLS APPOINTS JUDI R. LUM CFO AND VP, FINANCE

PALO ALTO, Calif., (November 8, 2004) - StemCells, Inc. (NASDAQ: STEM) today announced the appointment of Judi R. Lum as Chief Financial Officer and Vice President, Finance, effective immediately. George Koshy, who previously handled the senior financial duties in an interim capacity, will continue as StemCells’ Corporate Controller.

“We are extremely pleased to bring Judi on board to strengthen our management team at this significant juncture,” said Martin McGlynn, President and Chief Executive Officer of StemCells. “With our recent financing in place and the filing of our first IND for Batten Disease targeted for early next year, Judi’s financial and operational expertise and lifesciences background will serve to support the achievement of our corporate objectives.”

Ms. Lum brings 20 years of finance experience to StemCells. She previously served as Chief Financial Officer of Inhale Therapeutic Systems (currently Nektar Therapeutics) where she was responsible for the accounting (including planning, tax, treasury and SEC reporting), human resources and IT functions. At Inhale she participated in raising $75 million in public and private equity and established $15 million in debt financing. Prior to Inhale she served as Chief Financial Officer at Soane Technologies, Director of Corporate Development at GenPharm International, Director of Finance at Raychem Corporation, and in finance and operations management capacities at Advanced Cardiovascular Systems. Ms. Lum received both her Bachelor’s Degree in Economics and her Master’s Degree in Business Administration from Stanford University.

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver, and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (“the Company”). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company’s stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will be able to file an IND in the time it projects and whether the FDA will permit it to proceed to clinical testing; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the future in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K titled “Cautionary Factors Relevant to Forward-Looking Statements.”

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